Exhibit 99.2

C O R P O R A T E  P A R T I C I P A N T S

Mark D. Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard G. Berger, Chairman, President, Chief Executive Officer and Treasurer

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Brian Tanquilut, Jefferies LLC

Mitra Ramgopal, Sidoti & Company

Dan Scheschuk, Moab Partners, LLC

P R E S E N T A T I O N

Operator:

Good day, and welcome to the RadNet, Inc. Second Quarter 2018 Earnings Call. Today’s conference is being recorded.

I would like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead, Sir.

Mark:

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s second quarter 2018 financial results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K for the year ended December 31, 2017, and RadNet’s Quarterly Report on Form 10-Q, to be filed shortly.

1

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated results.

With that, I’d like to turn the call over to Dr. Berger.

Dr. Howard Berger:

Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today’s call Mark and I plan to provide you with highlights from our second quarter 2018 results, give you more insight into factors which affected this performance, and discuss our future strategy. After our prepared remarks we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Overall I’m very pleased with how our performance bounced back from the first quarter when we were significantly negatively impacted by adverse weather in our northeastern operations. Our second quarter performance is a return to more consistent and steady growth and improvement we’ve been able to demonstrate over the last couple of years.

During the second quarter we experienced revenue and EBITDA growth, as well as aggregate and same-center procedural growth. Our revenue increased 6.3% and our Adjusted EBITDA increased 3% over last year’s second quarter. Procedural volumes increased 3.7% on an aggregate basis and 1% on a same-center basis relative to the second quarter of last year.

In the first half of this year we have made substantial investments which I believe are important to the continued growth of our business. Although these investments may not be contributing financially to our current results, I believe they are important in positioning RadNet as the continued leader in our industry for years to come.

First, we have made an investment in new technologies. In April we invested $2 million in a company called New Logics (phon) to develop radiology-based artificial intelligence products and applications. The focus initially will be on applications for financial and revenue cycle management, utilization review for use with our capitation business, and image interpretation. Through the relationship with New Logics we will be enabled to evaluate the clinical value of imaging interpretation algorithms developed by researchers at Massachusetts General Hospital and at Harvard Medical School. The objective is to increase the speed and accuracy of image interpretation by RadNet-affiliated radiologists, particularly in situations where computers can be more effective than human beings in recognizing patterns that are difficult to identify and/or are prohibitively time-consuming. The goal is to improve clinical care and lower the cost of delivery.

As a reminder, the professional interpretation of our scans is a significant cost to us in delivering our services. If we are able to make our radiologists more productive or simply have fewer of them serving our facilities, there’s a great potential benefit (inaudible) to RadNet.

In February we made a $2 million in Turner Imaging Systems. Turner is developing an innovative portable x-ray and fluoroscopic device whose lightweight form factor and battery power make it ideal for use in the field for applications in medicine, veterinary, industrial inspection, and safety. We are all beginning to see the evolution of retail medicine. This is evidenced by partnerships like CVS and Aetna, Walgreens and United Health, Walmart and Humana to name just a few. It’s also evidenced by more and more medical devices leaving hospital settings in favor of ambulatory or home health services.

Investment in Turner positions RadNet to evolve this mile to be more adaptable to the changing healthcare delivery environment and keep our Company in a leadership position into the future.

2

In a similar vein last year, and again in March of this year, RadNet invested in Medic Vision, an Israeli-based company that specializes in software packages that provide compliant radiation dose structure reporting and enhanced images from reduced CT scans. Medic Vision technology allows us to lower the doses of radiation used in our CT scanners, providing patients the same or better quality imaging results with less concern over potentially harmful x-ray exposure. CT radiation doses has been scrutinized and criticized for some time and we believe that fewer CTs are ordered in our industry for this reason. We further believe the technology we are now applying with Medic Vision is a game changer. It is not only good for our patients but will be beneficial for the entire industry.

We’ve also made substantial investments in the area of revenue cycle management. It has become more and more complicated to collect our revenue. More of the financial burden is being placed on patients as many employers have cut benefits and rising premiums have driven patient towards higher deductible health plans. It is difficult, expensive, and time-consuming to collect money directly from patients. Furthermore, insurance companies have adopted complicated preauthorization requirements and stringent data requirements which make it more difficult for providers to receive reimbursement.

As a result, we have significantly grown our self-pay collection teams, invested in automated phone dialers, and expanded customer service centers. We have also employed the services of outside resources for accounts receivable follow-up, (inaudible) collection programs, and payment posting.

We’ve also invested in automation to improve cash reconciliation processes and for determining customer health plan eligibility and patient financial responsibility. We’re beginning to see the benefits in our cash collections and we are hoping these investments will result in higher revenue, accrual rates, and operating margins in the future.

Some of you may have seen our recent announcement regarding our new partnership with EmblemHealth in the New York Metropolitan area. We entered into a capitation agreement to provide imaging services to certain Emblem enrollees under its advantage care physician medical group. Initially, we will service about 200,000 lives through EmblemHealth, though EmblemHealth has a total of 3.1 million patients in the New York Tristate area. This is the first full risk capitation contract RadNet has signed on the East Coast. Under the contract, RadNet will assume responsibility for imaging operations in 26 advantage care locations and will look to expand in upgrade services in these 26 offices and in existing locations throughout these local markets.

We will be investing into and expanding the size and capabilities in many of these locations. This initial investment is instrumental in positioning ourselves to provide imaging services to other Emblem and non-Emblem patient populations in these areas. We estimate the investment necessary in conjunction with the EmblemHealth relationship to be about $10 million. As a result, we’ve increased our 2018 capital expenditure guidance range by this amount which Mark will discuss in his section of today’s call.

Through EmblemHealth’s relationship we are excited to be bringing an alternative payment model to the East Coast of diagnostic imaging. We have been in discussions to bring risk-based contract to the East Coast for some time. For over two decades, RadNet has enjoyed similar capitation relationships with dozens of large medical groups on the West Coast. We believe we are in the forefront of performance-based payment models and will look to grow these arrangements in the coming quarters. We continue to believe that performance-based and value-driven healthcare are necessary for our healthcare delivery system to become more cost-effective and ubiquitous. The contract with EmblemHealth has a five-year term and is expected to begin operations on October 1, 2018.

During the second half of 2018 we will be actively expanding a number of our more significant joint ventures and evaluating strategic acquisitions. With respect to our two largest joint ventures, New Jersey Imaging Network and MemorialCare, we are evaluating growth opportunities for both. Currently, with NJIM we are pursuing expanding its access to capital through increasing the size of its credit facility. We are executing a number of growth initiatives, including strategic acquisitions and the expansion of certain New Jersey markets. The joint venture has performed extremely well and our NJIM joint venture partner, RJWBarnabas, has been instrumental in joining forces with us to improving the pricing of our payor contracts in the region.

3

Similarly, we are pursuing several strategic acquisitions and consolidation opportunities with MemorialCare in both Long Beach and Orange County markets of Southern California. We have begun servicing two capitation contracts for patient populations that MemorialCare owns and/or manages, which will contribute to our performance in the second half of 2018.

As we move into the second half of the year, I expect our business will produce a significant amount of free cash flow. To date we’ve spent almost $43 million of our 2018 roughly $60 million capital expenditures budget. This is typical as we frontload our construction and equipment replacement programs each year to meet our operating objectives by year-end. We completed the second quarter with a cash balance of over $16 million and I’m anticipating this cash balance to substantially increase by the end of the year. This expected significant cash balance at the end of the year will either be used to repay debt, consistent with our continuing deleveraging strategy, or be reinvested in growth opportunities we may identify.

At this time I’d like to turn the call back over to Mark to discuss some of the highlights of our second quarter 2018 performance. When he is finished I will make some closing remarks.

Mark:

Thank you, Howard. I’m now going to briefly review our second quarter 2018 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insight into some of the metrics that drove our second quarter performance. Lastly, I will reaffirm 2018 financial guidance levels.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our second quarter 2018 results. For the three months ended June 30, 2018, RadNet reported revenue and Adjusted EBITDA of $244.4 million and $38.2 million respectively. Revenue increased $14.4 million, or 6.3%, over the prior-year same quarter, and Adjusted EBITDA increased $1.1 million, or 3%, over the prior year’s same quarter.

For the second quarter of 2018 as compared to the prior-year second quarter, MRI volume increased 6.4%, CT volume increased 8.7%, and Pet CT volume increased 13.3%. Overall volume taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography, and all other exams, increased 3.7% over the prior-year second quarter.

I will now discuss procedural volumes. Note that all procedural numbers that I’m about to discuss include all of our joint ventures, whether consolidated or unconsolidated, from an accounting perspective. In the second quarter of 2018 we performed 1,861,105 total procedures. The procedures were consistent with our multimodality approach in the second quarter, whereby 75.1% of all the work we did by volume was from routine imaging.

Our procedures in the second quarter of 2018 were as follows: 258,547 MRIs as compared with 243,072 MRIs in the second quarter of 2017; 195,758 CTs as compared with 180,114 CTs in the second quarter of 2017; 9,943 Pet CTs as compared with 8,775 Pet CTs in the second quarter o f2017; and 1,396,857 routine imaging exams as compared with 1,362,204 of all these exams in the second quarter of 2017.

4

For the second quarter, RadNet reported net income of $5.4 million, an increase of approximately $100,000 over the second quarter of 2017. Per share diluted net income for the second quarter was $0.11 compared to the same amount in the second quarter of 2017, based upon a weighted number of average of diluted shares outstanding of $48.5 million and $47.2 million for the periods of 2018 and 2017 respectively.

Affecting net income in the second quarter of 2018 were certain non-cash expenses and nonrecurring items, including the following: $1.1 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $279,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $105,000 loss on the sale of certain capital equipment; and $976,000 of non-cash amortization of deferred financing costs and loan discounts on debt issuances.

Overall GAAP interest expense for the second quarter of 2018 was $10.6 million. This compares with GAAP interest expense in the second quarter of 2017 of $10.3 million. Cash paid for interest during the period, which excludes non-cash deferred financing expenses and accrued interest, was $8.5 million as compared with $8 million in the second quarter of last year.

At June 30, 2018, adjusting for the par value of the term loan, we had $595.4 million of net debt, which is our total debt at par value less our cash balance. We were undrawn on our $117.5 million revolving line of credit and we had a cash balance of $16.3 million. During the quarter we repaid $19.9 million of notes and leases payable and term loan debt, and had cash capital expenditures net of asset dispositions of $21 million.

Since December 31, 2017, accounts receivables decreased approximately $3.3 million and our net Day Sales Outstanding, or DSOs, were 50.9 days, a decrease of approximate 6.2 days since the year-end 2017.

At this time I’d like to reaffirm our 2018 financial guidance levels, which were released in conjunction with our fourth quarter and year-end 2017 results, and amended after our first quarter financial results. For total net revenue, our guidance ranges remain at $945 million to $970 million; Adjusted EBITDA, our guidance remains at $140 million to $150 million; our cash interest expense guidance range remains between $33 million and $38 million; and our free cash flow generation, which we define as Adjusted EBITDA less capital expenditures and cash paid for interest, the guidance range remains between $45 million and $55 million for 2018.

We have revised our capital expenditure guidance level upwards by $10 million to reflect additional investments that we will make in conjunction with the recently announced EmblemHealth partnership in New York. So, our guidance range moves to $60 million to $65 million from the previously announced guidance range of $50 million to $55 million.

I’ll now take a few minutes to give you an update on 2019 reimbursement and discuss what we know with regards to 2019 anticipated Medicare rates. With respect to Medicare reimbursement, we recently received a matrix for proposed rates by CPT Code, which is typically part of the physician fee schedule proposal that is released about this time every year. We have completed an initial analysis and compared those rates to our 2018 rates. We’ve volume-weighted our analysis using expected 2019 procedural volumes. Our initial analysis shows that our Medicare rates for 2019 will be essentially neutral relative to 2018 rates. While there is some negative impact from pricing, our performance bonus under MIPS, or the Merit-Based Incentive Payment System, in 2019 based upon our measurement year of 2017 fully mitigates the slight negative impact on pricing.

For those of you who are less familiar with MIPS, CMS is required by law to implement a quality payment incentive program which rewards value and outcomes. Performance is measured in four areas: quality, improvement activities, promoting interoperability, and cost. RadNet’s performance under MIPS was excellent, providing us a bonus for 2019 reimbursement, whereas a poor performance could have resulted in a negative reimbursement impact. We are obviously very pleased with the reimbursement outcome, as reimbursement has been challenged since the advent of the Deficit Reduction Act back in 2007.

5

Our industry has been significantly impacted by rate cuts and we’ve consistently had to improve our business and, in some cases dramatically just to stay in place. Of course, the proposed rates for the physician fee schedule are subject to comment from lobbying and industry groups, and there’s no insurance assurance that the final rule to be released in the November 2018 timeframe will reflect these same proposed rates.

Whether or not the final rule in November timeframe is consistent with the proposed rates, we will continue to be focused on lowering our cost structure through using our scale and ability to drive efficiencies in our organization. We will continue to seek pricing increases from private payors in regions where we are essential to the healthcare delivery system, recognizing that our prices remain significantly discounted as compared to hospital settings. We will also continue to pursue partnership opportunities with health systems where we think these arrangements could result in increased volumes and long-term stable pricing from private payors. Lastly, we will continue to acquire strategic targets at 3 to 5 times EBITDA in our core geographies that further our strength in local markets and achieve efficiencies with our existing operations.

I’d now like to turn the call back to Dr. Berger who will make some closing remarks.

Howard:

Thank you, Mark. Before we move on to the question-and-answer portion of our call, I’d like to underscore a key item (phon) of our operating strategy. One of our most important operating principles is geographic concentration and density. We’ve always believed that healthcare is a regional or local market business. Private payors, even the large national insurance companies, are organized, managed, and contract on a regional basis. Patients identify with individual physician groups and local branding. From a cost structure standpoint, it is more effective to manage densely organized clusters of operations. Many have asked us whether RadNet would ever enter into new markets outside of our core five markets of California, Maryland, Delaware, New Jersey, and New York. My answer is a qualified yes. We are very interested in growing our business geographically and believe there will be opportunities to do so.

The best example I can give you is what we’ve accomplished in New York. Prior to 2013, with the acquisition of Lenox Hill Radiology, we had no presence in Manhattan or any of the surrounding boroughs of New York City. Lenox Hill at that time was the largest nonhospital operator in Manhattan. We saw a path to buying Lenox Hill and then expanding our presence significantly through the acquisition of New York Radiology Partners and Diagnostic Imaging Group in 2015, and subsequent tuck-in acquisitions and newly constructed facilities. It was the breadth of our capabilities, reputation for quality service, and scale of the access we created through this market density strategy which uniquely positioned us for the EmblemHealth partnership.

As we further grow in this market, I'm certain that other opportunities will surface for further consolidation and additional partnerships. With the is the addition of the EmblemHealth facilities, in five years we’ve acquired and built a business in all five boroughs of New York City with approximately 70 facilities and over $225 million of annual revenue. This is the kind of impact that we want to make when entering a new market. New York City, although an obviously populous metropolitan area, is not unique in how imaging is provided for or managed. This can be replicated in other metropolitan areas. We have built an infrastructure and Management Team that is able to reproduce this strategy and, should other opportunities like New York City arise, we will evaluate them. I believe more of these opportunities exist today in our current markets, as well as others.

Operator, we are now ready for the question-and-answer portion of the call.

6

Operator:

Thank you. If you would like to ask a question, please press star, one on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach the equipment. Once again, that is star, one for questions.

We’ll go first to Brian Tanquilut at Jefferies.

Brian Tanquilut:

Hey, good morning, guys. Congrats on a good quarter. Howard, let me start. You talked about AI and investments you’re making there. If you don’t mind just walking us through how you’re thinking that will play out near-term, around a one- to two-year horizon, and how that investment—your returns will be realized. Then, where do you see that shifting and how does your business change? Then what does it really do in terms of costs or revenue opportunities going forward?

Howard:

Thank you, Brian. Good morning. We believed that the direction of artificial intelligence, at least as it relates to radiology, was primarily being directed by large academic institutions and other radiology participants that are looking more at the overall use of speeding up image interpretation and accuracy of diagnoses. While we believe this will have a material impact on radiology, productivity, and accuracy, what we were concerned about was the opportunity that we felt that artificial intelligence would happen would help us from overall operations related more to the financial part of our business rather than the professional part.

As a result, we identified a group that we had long-term relationships with and where our investment allowed us to have a substantial influence on the development of their artificial intelligence and deep learning programs.

We have asked them and are participating in looking at various aspects related to, as I mentioned, revenue cycle management, including denial reporting, utilization management, tools that we can use more effectively in a somewhat more unique way that RadNet has evolved as an enterprise rather than worrying or dealing with the professional component. So, we expect the investment to start paying dividends to us in terms of helping improve our collections, reduce our bad debt expense, improve the efficiency of the overall processes that we are currently mostly manual for, to have some impact us later this year or the beginning in 2019.

Our results, we believe, will start reflecting that later this year and we believe that the benefit of that will be a very short-term value that we are eagerly looking forward to and actively working on. Some of the long-term benefits, which by technology standards are probably only two to three in cycle, will help us in terms of overall IT performance and I think improving our radiology productivity and accuracy. Some of those programs we expect to implement in 2019.

We are also looking for artificial intelligence and other avenues that we see in terms of a data market repository, which RadNet is in a unique position to potentially offer up to the industry, and I’ll probably be talking about that in quarters to come.

To summarize a little bit of a mono-tribe here, we expect to see some early results from our investment more on the operations side and longer-term on the professional side; the ones that we are very confident will materialize into identifiable value for the Company.

7

Mark:

Brian, I’ll give you a specific example of something that we’re working on here right as we speak, a project around patient eligibility and billing and collecting. As I think I’ve mentioned the past, we have licensed a couple of tools or APIs that allow us to query in real-time many of the insurance companies with whom we do business, both at the time of scheduling and at the time of service, to check the eligibility of a patient under his or her plan and then understand where that patient is with respect to his or her co-payment or deductible. What we’ve realized, as good as these tools are that we’ve licensed, they’re not foolproof. We sometimes get incorrect data or incomplete data from some of our insurance companies or, in some cases, we don’t get a response at all.

One of the things that we are working on with some artificial intelligence tools is to be able to, in those cases, to be able to predict or estimate what that patient’s portion responsibility might be based upon querying all of the data in the past from customers and patients in similar plans or the same plan, and being able to collect more of our money upfront, which is kind of a Holy Grail right now in healthcare because it has become so difficult to collect money on the backend once a patient leaves a facility, to understand what more of what the patients may owe upfront and collect that money upfront.

Brian Tanquilut:

That makes sense. Mark, shifting gears, as I think about your geographic footprint—and you obviously have very good concentrations in the East and the West Coast—where is Management’s mindset now in terms of potentially planting new flags where you could build scale pretty quickly?

Howard:

Well, I think our mindset continues to focus in on our core markets. I’d like to point out that when we talk about the five states that we are primarily concentrated in, those markets have submarkets which we could identify and pursue that are not necessarily currently contributing to our revenue base. The best example of that, again, that I described in my clock closing remarks, was New York. Five years ago, the New York City market was essentially untouched by RadNet and effectively is its own submarket within New York. So while we used to say that we were in New York, our primary physicians in New York were in Rochester, New York and the Rockland County area near New York City. We’ve now planted that flag, if you will, for the last five years and pretty well-accomplished our goal of being the largest nonhospital provider in that market.

We believe that there’re other markets in California like that, particularly in Southern California, and in other states like New Jersey and perhaps even Maryland itself. While I’d like to say that other markets that would be geographically identified with another state are certainly something we would look at, it would have to have a path forward for us to create the more dominant position like we have in the five markets that we are in right now. I believe there are some opportunities that we might be looking at in the future for that, but right now I think we’re pretty comfortable primarily staying in the markets that we’re in and expanding that presence to accomplish results like what we announced with the EmblemHealth plan and bringing on large books of business that will continue to enhance our position in that market and keep our centers very busy.

Brian Tanquilut:

Howard, just to follow up on that last point you made, so as we think about EmblemHealth, Mark, how should I think about the economics of that? I mean, is it comparable to your PM (phon) arrangement on the West Coast; how should we be thinking about that? Then just, like, the amount of data you have on Emblem’s population, because I know you have a good RBM on the West Coast, what’s your comfort level in terms of pricing it right and looking at the risk profile of that cohort?

8

Howard:

Well, I think the rates that we’re contracted for with EmblemHealth are reflective of slightly better pricing than what we see in California. California, as you are well aware, Brian, is a heavily managed care state and has been steeped in that for at least two decades or more now, and where the impact of that from a utilization standpoint is very mature. On the East Coast we see higher utilization rates and higher reimbursement rates, and our revenue from this contract reflects that. So, I’d say overall we have significantly better rates than we will enjoy in the West Coast, but it will take time for us to fully reap the benefits of the contract and redirect or reorganize the flow of patients that both the contracted Emblem members through their advantage care physician model, as well as non-Emblem patients or, I should say, other Emblem products that are not capitated, can access our large network of centers here.

So, I think it’ll probably take us about perhaps up to a year to enjoy the full benefits of that, but we will start realizing some of those in the last quarter of this year and then ramping up as we make our substantial investments here. This is a little bit of a different model because it’s also a risk-sharing model with Emblem and we are all very much incented to drive as much business away from hospitals and into the outpatient imaging centers that have been identified as creating the greatest cost basis for the Emblem enrollees.

I think I’ll have more comments on what the impact is as we bring this work on and make certain that we are benefiting from containing as much of it as possible within the RadNet and the ACP locations that we are taking over.

Brian Tanquilut:

All right. Got it. Thanks, Howard.

Howard:

Thank you, Brian.

Operator:

We’ll go next to Mitra Ramgopal at Sidoti.

Mitra Ramgopal:

Yes. Good morning. First I was just wondering on the same-store numbers for MRI or Pet CT; looked a little light versus what we’ve seen in the past few quarters and I was just wondering if there was anything driving that this quarter.

Mark:

No. I mean, a one quarter trend doesn’t make, but overall we were pleased. I mean, we were up 1.2% on a same-center MRI basis, 3.2% on CT, and we have seen a mix, if you look at our overall business, of more and more of the growth coming in the advanced imaging modalities MRI, CT, and Pet CT, which is why for the last several quarters our same-center revenue has outpaced our same-center procedural growth which is a nice trend that we are starting to see in our business. I think that’s due to the fact that advanced imaging is growing more quickly than routine imaging. Routine imaging seems to be growing and pacing the growth in population where advanced imaging, the technology is improving more quickly and each year there’s more and more applications for new exams as the technology gets better, as contrast materials get better, and the efficacy of these types of exams have been proven more and more.

So, I don’t think that there’s anything to read into with respect to low single-digit same-center growth. We’ve always felt as a Company and the way we model our long-term growth is that we tend to see kind of 2% to 4% same-center growth on the advanced imaging modalities and I’d say 1%-ish growth on the more routine imaging exams.

9

Mitra Ramgopal:

Okay. That’s great. Just a couple of questions on the expansion plans. I was just wondering regarding EmblemHealth if, as you look at your facilities and in your Metropolitan area, any capacity you have if right now that’s sufficient to handle the new arrangement that starts on October 1, or do you feel you have to make some additional acquisitions to handle the volume?

Howard:

Well, I think that for the most part we have sufficient capacity to handle that volume. I would like to point out that the one area where we do have some need to expand access in the Long Island marketplace is one where we will be taking over about seven or eight, I think it is, of the advantage care physician locations where we will actually be turning those into a Lenox Hill Radiology locations that right now don’t do advanced imaging and only do routine imaging, and we will be expanding some of those locations to do advanced imaging, as well as the Staten Island market where we have no centers right now, the advantage care physicians have two clinics in those regions, both of which are multimodality and which we will be taking over.

So, I think we will, by virtue of the investment we’ll make in those markets, be able to add substantial capacity to take on this contract, but we are always looking at other opportunities to expand our presence in the New York marketplace, and we may have more comments to make on that as the third and fourth quarters unfold.

Mitra Ramgopal:

Okay. That’s great. Then on the JVs, I know you sound pretty bullish in terms of the MemorialCare and Barnabas JVs. I was just wondering if as a result of what you’re seeing there it’s starting to drive increased interest elsewhere or without potential partners.

Howard:

We do get inquiries and are looking at opportunities to expand, both the existing and as well as new joint venture partners with hospitals. We think that that’s an extremely important part of RadNet’s strategy moving forward and I believe hospitals are recognizing, as the business shifts and the forces with inside the industry are looking more and more towards moving business into ambulatory care settings, there will be that focus on RadNet, not only in its core markets but potentially other health systems that might look to RadNet’s model to be replicated elsewhere.

So, it is a constant process that we are looking at, both with the existing relationships and new ones that recognize the value proposition that RadNet can bring with them. Again, I want to underscore with the EmblemHealth relationship that our focus potentially could be, not just hospital joint ventures but other kind of partnership relationships with the kind of payors, such as what the EmblemHealth partnership now has identified.

As you see more and more of these healthcare payors, such as United health, Aetna linking up with CVS, and understand their particular business strategies, I believe those kinds of institutions will be looking to RadNet in the markets that we are in for other kinds of access to imaging, which I think they are becoming more and more aware of the critical importance that imaging plays in healthcare delivery, and kind of the gatekeeper in medicine in general.

Mitra Ramgopal:

Okay. Thanks for taking the questions.

Operator:

We’ll take our next question from Dan Scheschuk at Moab Partners.

10

Dan Scheschuk:

Hey, guys. Just a couple of quick ones for you. Congrats on the quarter.

Mark:

Thank you.

Dan Scheschuk:

One question I had is the beginning of April had some weather; was there any impact to EBITDA that you can share with us about that?

Howard:

Yes. The last of the nor’easters, if you will, took a bit of a toll in our northeastern market in the beginning of April, so our ramp-up for our volumes was affected by that. Since that was such a significant impact in the first quarter, it was relatively small, but it did, I think, create a little bit of a slow beginning to the second quarter, which you never completely recover from. So, our volumes were significantly healthier in May and June than they were overall in April, so I think you’re making a good point that we have tended to underplay at this point rather than make an issue of.

Mark:

We just wanted to keep our whining and complaining contained in one quarter.

Dan Scheschuk:

Got it. Well, that’s helpful. Is it single-digit EBITDA or more than that, do you think?

Mark:

Yes. We didn’t quantify it. If I had to just throw out an impasse, maybe it hit us to the tune of about $1 million of revenue.

Dan Scheschuk:

Got it. Got it. Then just quickly on Emblem deal—congrats on that. I saw obviously you’ve brought up the cap ex guide but you kept free cash flow guidance neutral. Is there a reason for that?

Howard:

Well, we think that there will be some benefit in the fourth quarter from the Emblem and other of our growth opportunities that we are comfortable will help offset the increase cap ex expenditure. As Mark was pointing out, the frontloading of our cap ex was for a fair amount of growth cap ex, primarily in mammography and new MRI systems, which take a while to filter through the system and which we think there will be greater revenue benefits in the third and fourth quarters disproportionately to what we experienced in the first half of the year.

Dan Scheschuk:

So you think we might be looking towards the higher end of the range then if cap ex is $10 million higher?

Howard:

The higher end of the range of which?

11

Dan Scheschuk:

EBITDA guidance?

Mark:

No. I think what Dr. Berger is saying is that the additional cap ex that that would normally negatively impact our free cash flow guidance by that $10 million is going to be offset somewhat or mitigated somewhat by additional cash flow that we believe will be considered for the contract itself.

Dan Scheschuk:

Got it. But wouldn’t that (cross-talking) to the EBITDA line?

Mark:

Yes. But we still believe that we will be in the guidance range of our initial free cash flow guidance.

Dan Scheschuk:

Got it. Okay. (Cross-talking). Go ahead.

Howard:

I was going to say on some level you almost have to look at the EmblemHealth deal similar to an acquisition in that while we weren’t buying an ongoing carved-out practice, if you will, we’ve essentially created that inside the partnership or arrangement that we have with Emblem and that our investment in equipment is akin to what we would’ve paid to generate or acquire a business of that scale. I think our margins should reflect that as we get that contract fully implemented, which obviously is going to take more than just the fourth quarter. This is quite a substantial undertaking for RadNet and one that I think we are in a unique position to accomplish, both because of the assets that we have to deploy, as well as the operational, both on the professional and technical side of this, in order to be able to accomplish.

Dan Scheschuk:

That’s helpful. Thanks. Then, any just guidance as to the potential revenue from the Emblem deal?

Howard:

I think that the revenue potential for this is probably well in excess of $30 million on an annual basis.

Dan Scheschuk:

Great. Thanks so much, guys. I’ll follow-up offline if I have any others. Appreciate it.

Mark:

Thanks, Dan.

Operator:

We’ll take a follow-up question from Brian Tanquilut at Jefferies.

12

Brian Tanquilut:

Howard, as I think about the Anthem rule that was rolled out earlier this year, I mean, are you seeing more adoption of that in your market, because I know it’s not in every Anthem market and the other MCOs haven’t really adopted that, but we’ve seen this before where Anthem rolls something out and all the other carriers start copying? Are there any signs of volumes starting to shift out of the hospitals in the markets that you operate in?

Howard:

Well, I’ve talked about this before, Brian. This is a big shift that’s going to turn slowly here. I think every one of the major health players effectively has a plan to do it and they are just not as publicly visible with it as Anthem is. I mean, if you take a look at what CVS is doing with Aetna, you can be sure that when that closes there will be more and more of an effort to move away from the hospital-based relationships that have been traditional for those payors.

Same thing with United, as they acquire through their Optum subsidiary more and more of these primary care physician groups, I think they’re going to be looking more and more to moving the business that’s controlled by those physicians, both from the United Health plan standpoint as well as other payors that those physicians may see away from hospitals, and leveraging that business with alternative systems like RadNet in the imaging business, surgery centers—as you are well Optum is in the surgery center business itself through the acquisition of SCA.

I think they all have their models for doing it; they just don’t necessarily need to do it with the high profile that Anthem has created. I believe we will be in the beneficiaries of that over the long haul and it’s safe to say that those conversations will be part of a dialogue we’ll have, if we’re not already having them, with some of these groups.

Brian Tanquilut:

Then a follow-up for Mark, just a quick question, Mark, on the cash flow and the cap ex. Just to be clear, so you’re ramping up cap ex just for Emblem, but once you get past this there shouldn’t be incremental cap ex. As we think about your 2019 free cash flow, it really shouldn’t change, right, as I think about that, just because this a 2018 issue solely?

Mark:

Correct. What we are estimating to be about a $10 million additional investment for the purposes of ramping up the Emblem contract in those 26 facilities is a one-time expenditure so that next year our cap ex guidance will be more normalized.

Brian Tanquilut:

All right. Sounds good. Thank you, guys.

Mark:

You’re welcome.

Operator:

That does conclude the question-and-answer session. At this time I’ll turn the conference back over to Management for any closing remarks.

Howard:

Thank you, Operator. Again, I would like to take this opportunity to thank all of our shareholders for their continued support, and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders. Thank you for your time today and I look forward to our next call.

Operator:

That does conclude today’s conference. Again, thank you for your participation.

13